Exhibit 4.7

JOINDER AGREEMENT

JOINDER dated as of October 26, 2007, to the Subsidiaries Guaranty (as defined below) among the undersigned and Citibank N.A., as Administrative Agent under the Credit Agreement (as defined below) (as may be amended, restated, supplemented and/or otherwise modified from time to time, this “Joinder”).

A. Reference is made to (a) the Credit Agreement dated as of October 31, 2006 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Owens Corning, the lenders from time to time party thereto and the Administrative Agent, and (b) the Subsidiaries Guaranty dated as of October 31, 2006 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Subsidiaries Guaranty”) among the Subsidiaries from time to time party thereto, as Guarantors, and Citibank, N.A., as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Subsidiaries Guaranty.

C. As an inducement to the further extensions of credit under the Credit Agreement, the U.S. Borrower has agreed to cause the undersigned Subsidiary of the U.S. Borrower (each, an “Additional Guarantor”) to become a party to the Subsidiaries Guaranty.

Accordingly, the Additional Guarantor agrees as follows:

SECTION 1. In accordance with Section 22 of the Subsidiaries Guaranty, the Additional Guarantor by its signature below shall be included as a Guarantor under the Subsidiaries Guaranty with the same force and effect as if originally named therein as a Guarantor and agrees to comply in all respects with all the terms and provisions of the Subsidiaries Guaranty. Each reference to “Guarantor” in the Subsidiaries Guaranty shall be deemed to include the Additional Guarantor.

SECTION 2. The Additional Guarantor represents and warrants to the Administrative Agent and the Lenders that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof maybe limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law, and an implied covenant of good faith and fair dealing.

SECTION 3. This Joinder shall become effective when the Administrative Agent shall have received counterparts of this Joinder bearing the signature of the Additional Guarantor. Delivery of an executed signature page to this Joinder by telecopy, or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the Subsidiaries Guaranty shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

SECTION 6. Any provision of this Joinder held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and in the Subsidiaries Guaranty; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 14 of the Subsidiaries Guaranty.

SECTION 8. In the event of any conflict between this Joinder and the Intercompany Subordination Agreement, the terms of the Intercompany Subordination Agreement shall control. From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Credit Document” for all purposes of the Credit Agreement.

IN WITNESS WHEREOF, the Additional Guarantor has duly executed this Joinder to the Subsidiaries Guaranty as of the day and year first above written.

Address:
One Owens Corning Parkway		Owens Corning Intellectual Capital, LLC,
Toledo, OH 43659 Tel: (419) 248-8000		as an Additional Guarantor
		By:	/s/ Stephen K. Krull
		Name:	Stephen K. Krull
		Title:	Secretary

Accepted and Agreed to:

CITIBANK, N.A., as Administrative Agent

By:	/s/ Kevin A. Ege
Name:	Kevin A. Ege
Title:	Vice President